UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2017 (October 30, 2017)

Asia Equity Exchange Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-192272	46-3366428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 2501A, Skyline Tower, 39 Wang Kwong Road,

Kowloon Bay, Hong Kong

(Address of Principal Executive Offices)

+852-2818 2998

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of current Chief Financial Officer and appointment of new Chief Financial Officer

On October 30, 2017, Ms. Yue Ming resigned as a member of the board of directors (the “Board”) of Asia Equity Exchange Group, Inc. (the “Company”) and from the position as the Company’s Chief Financial Officer (the “CFO”), effective immediately. The Board accepted Ms. Ming’s resignation. Ms. Ming’s decision to resign did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On October 30, 2017, the Board appointed and approved Mr. Yau Chit Man Samuel to fill the vacancy of CFO created by the resignation of Ms. Ming, effective on October 30, 2017 immediately. Mr. Yau is entitled to an annual compensation of $16,800. On the same day, the Board also appointed and approved Mr. Samuel Yau as a member of the Board, to fill the vacancy of the board seat created by the departure of Ms. Ming.

The biographical information of Mr. Yau is set forth below.

Mr. Yau had served as the financial controller of Hontrade Engineering Limited from May 2010 to March 2017. Mr. Yau is a licensed CPA in Hong Kong and the United States. Mr. Yau obtained a bachelor’s degree in Business Administration and Accounting & Management Information Systems and a master’s degree in Accounting, both from University of Hawaii at Manoa in 1985 and 1987, respectively.

No family relationship exists between Mr. Yau and any directors or executive officers of the Company. In addition, there are no arrangements or understandings between Mr. Yau and any other persons pursuant to which he was selected as a director of the Board and there have been no transactions between the Company and Mr. Yau that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA EQUITY EXCHANGE GROUP, INC.

Date: November 2, 2017	By:	/s/ Xiangyu Wang
	Name:	Xiangyu Wang
	Title:	Chief Executive Officer and President